Exhibit 10.54

FINDER'S FEE AGREEMENT FOR IRON STONE CAPITAL

This AGREEMENT (the"Agreement") dated this ___ day of August, 2019 BETWEEN:
Guided Therapeutics Inc., 5835 Peachtree Comers East, Suite D, Norcross, GA 30092 (the "Company")
-AND-
Iron Stone Capital 20 Scrivener Square Suite 607 Toronto, M4W 3X9 Canada ("ISC")
WHEREAS ISC has offered to provide certain services to GTI in GTI's capital raising efforts,
WHEREAS GTI is in need of ISC's services to raise capital in Canada, WHEREAS ISC has already provided good and valuable services and it is expected that it will continue to do so,

IT IS HEREBY AGREED AS FOLLOWS: Services Provided
1. ISC will assist GTI in raising capital in Canada (and elsewhere if possible) in GTI' s current fund-raising efforts.
Compensation Package
2.
ISC will receive 5% cash and 5% warrants on all funds it raises including bridge loans to assist the company in closing the deal. The warrants are at a cost of25 cents, exercisable for 3 years. To be clear, if, for example, $1OOk is raised with warrants at an exercise price of $.25, the fees will be $5,000 and the number of warrants will be 20,000 ($1OOk divided by $.25 multiplied by 5%).
3.
All warrants set forth herein shall be specified as and are fully transferrable.
4.
ISC will be working with others to help raise capital. Others may require fees of 7% cash and 7% warrants, in which case they will receive such fees and warrants and ISC will receive no fees and warrants on such capital raised.

Notice

5. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:
a. Company 5835 Peachtree Comers East, Suite B, Norcross, GA 30092
b. B&B 20 Scrivener Square Suite 607, Toronto, M4W 3X9 Canada or to such other address as either Party may from time to time notify the other. Indemnification
6. Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party that the other Party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement were unaware of.

Confidentiality
7. The terms of this agreement shall remain confidential and not revealed by the parties to any other person or entity without the agreement of both parties.
Modification of Agreement
8. Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by both Parties or an authorized representative of each Party.
Time of the Essence
9. Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.
Assignment
10. Neither Party will voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the other Party.
Entire Agreement II. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.
Enurement
12. This Agreement will ensure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings
13. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender
14. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law
15. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia in the United States and venue for any action involving this agreement shall be in the County in which the Company is situated in the State of Georgia. In the event of a dispute, the first step towards a resolution will be to implement the services of a qualified mediator for which the cost of said services will be borne by the Company. If one mediator should fail to facilitate reconciliation of the dispute, then three qualified mediators will be engaged and the fees for all three will be borne equally by the parties.

Severability
16. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver
17. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

01/06/2020	Company: GUIDED THERAPEUTICS, INC.
Date:	By: /s/ Gene S. Cartwright
Name: Gene S. Cartwright
Title: CEO

01/06/2020	Company: IRON STONE CAPITAL
Date:	By:

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